UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2002

AMERICAN VANTAGE COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-10061 (Commission File Number)	04-2709807 (IRS Employer Identification No.)

7674 West Lake Mead Blvd., Las Vegas, Nevada (Address of Principal Executive Offices)	89128 (Zip Code)

Registrant’s telephone number, including area code:     (702) 227-9800

6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103

(Former Name or Former Address, if Changed Since Last Report)

Item 4.     Changes in Registrant’s Certifying Accountant.

American Vantage Companies (“AVC”) has appointed Piercy Bowler Taylor & Kern (“Piercy”) as its new independent public accountant, effective with respect to AVC’s fiscal year ended July 31, 2002. This change in independent public accountant was approved by the Board of Directors of AVC, on September 10, 2002, upon the recommendation of the audit committee. The change resulted from notification by AVC’s previous accountants, Bradshaw, Smith & Co., LLP (“Bradshaw”), that Bradshaw was discontinuing its public company practice and would not perform any audit services for AVC following completion of Bradshaw’s audit of AVC’s financial statements for the fiscal year ended July 31, 2002 audit. As a result of such notification, the audit committee recommended and the Board determined to engage Piercy to perform audit services for AVC, effective with respect to AVC’s fiscal year ended July 31, 2002.

The audit reports of Bradshaw on the consolidated financial statements of AVC and its subsidiaries as of and for the fiscal years ended July 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles.

During AVC’s two most recent fiscal years and through the date of this Form 8-K, there were no disagreements between AVC and Bradshaw, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Bradshaw’s satisfaction would have caused Bradshaw to make reference to the subject matter of the disagreement(s) in connection with its reports.

During AVC’s two most recent fiscal years and through the date of this Form 8-K, AVC did not consult with Piercy with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on AVC’s consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-B.

AVC provided Bradshaw with a copy of the foregoing disclosures. AVC requested that Bradshaw furnish AVC with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements that AVC has made in this Item 4. A copy of Bradshaw’s letter response to AVC’s request is filed as exhibit 16.1 to this Form 8-K.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Number Exhibit –

16.1	Letter of Bradshaw, Smith & Co., LLP regarding change in certifying accountant, dated September 13, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN VANTAGE COMPANIES (Registrant)

Date: September 13, 2002	By: /s/ Ronald J. Tassinari

Ronald J. Tassinari, President